Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of June 1, 2021 (“Effective Date”), is made by and between Silo Pharma having its principal offices at 560 Sylvan Avenue, Suite 3160 Englewood Cliffs, NJ 07632, (“Sponsor”), and The Regents of the University of California, on behalf of its San Francisco Campus, with offices at Wayne and Gladys Valley Tower, 490 Illinois Street, 5th Floor, Campus Box 1209, San Francisco, CA 94143 (“UCSF”).

WHEREAS, Sponsor has an ongoing interest in research conducted in the laboratory of Dr. Thomas Neylan (“Principal Investigator”), in the area of psilocybin therapy; and

WHEREAS, UCSF is uniquely qualified to conduct the proposed research and the research is within UCSF’s mission and it is in the mutual interest of Sponsor and UCSF that research be conducted on a project entitled “Examining Psilocybin as an Anti-inflammatory Agent” (“Research Program”).

NOW, THEREFORE, UCSF and Sponsor hereby agree to the following terms and conditions in this Agreement:

1.	SCOPE/SCHEDULE

The Research Program shall be conducted at UCSF in accordance with the scope of work attached hereto as “Exhibit A” and incorporated by reference herein.

2.	PAYMENT

Sponsor shall pay UCSF the amounts set forth in Exhibit B (“Budget”), incorporated herein, to cover all direct and indirect costs of the Research Program.

3.	PRINCIPAL INVESTIGATOR AND PERSONNEL

For the purpose of this Agreement and pursuant to UCSF policy, Principal Investigator shall be responsible for the administration, direction, and content of the Research Program, including budgeting and revisions to the Budget necessary to accomplish the Research Program. Should the Principal Investigator leave UCSF or otherwise become unavailable during the term of this Agreement, UCSF may nominate a replacement.

Except as otherwise agreed, if it is further understood that UCSF and the personnel performing the Research Program may be or become involved in other activities and projects which entail commitments to other sponsors. UCSF and the personnel performing the Research Program will each use their best efforts to avoid conflicts with the terms and obligations of this Agreement. Nothing in this Agreement shall be construed to limit the freedom of UCSF, or their researchers who are not participants under this Agreement, from engaging in similar research made under other agreements with other parties than the Sponsor.

4.	CONFIDENTIALITY

“Confidential Information” shall mean proprietary and confidential information communicated by one party to the other in writing, marked as “Confidential” or, in the case of oral disclosures, identified at the time of such oral disclosure as confidential, and reduced to writing and identified as “Confidential” within thirty (30) days of disclosure. The receiving party shall use reasonable efforts not to disclose the disclosing party’s Confidential Information to anyone except those working under the supervision of the Principal Investigator for the purposes of the Research Program. The receiving party will use the Confidential Information only in the conduct of the Research Program and evaluation of its results. The obligations of confidentiality set forth herein shall remain in effect for a period of five (5) years from the Effective Date. The receiving party shall have no obligations under this paragraph with respect to information which:

a.	was known to it prior to receipt hereunder, as demonstrated by written records;
b.	at the time of disclosure was generally available to public, or which after disclosure becomes generally available to the public through no fault attributable to receiving party;
c.	is hereafter made available to receiving party for use or disclosure by disclosing party from any third party having a right to do so;
d.	is required to be disclosed by law, governmental rule or regulation or order of a court with competent jurisdiction; or
e.	is independently developed by receiving party without reference to the Confidential Information.

This section is not intended to limit any publication rights of either party.

5.	PUBLICATION

Either party, consistent with academic standards, may publish or present the Data, provided such publication or presentation does not disclose the other party’s Confidential Information. The parties agree that any publication or presentation of Data shall appropriately cite the contributions of both parties, using customary standards of scientific attribution. Each party shall provide the other party with such publication or presentation thirty (30) days prior to submission for presentation or publication to permit protection of any Confidential Information and/or patent rights. Sponsor further agrees that UCSF shall have the first right to publish any results of the Research Program, pursuant to the terms of this Article 5.

Neither party will use the name of the other party or its employees in any advertisement, press release, or other publicity without prior written approval of the other party. Sponsor understands that the California Education Code section 92000 provides that the name “University of California” is the property of the State and that no person shall use that name without permission of The Regents of the University of California. Such permission may be granted by the Chancellor or the Chancellor’s designee.

6.	RIGHTS IN DATA

UCSF shall, in accordance with established UCSF practice, keep complete and accurate records of the work performed under this Agreement. UCSF shall provide Sponsor with periodic reports, as mutually agreed to by the parties, and a comprehensive final report within ninety (90) days after termination of this Agreement (“Data”).

During the course of the Research Program, Sponsor’s representatives may consult informally with the Principal Investigator at his or her discretion and convenience regarding the Research Program.

UCSF shall own all Data. Subject to the provisions of Articles 4 and 5, Sponsor shall have the right to use Data for research and development purposes only. Pursuant to Article 5, Sponsor also shall have the right to publish or otherwise publicly disclose Data upon the written consent of UCSF, which consent shall not be unreasonably withheld.

7.	INTELLECTUAL PROPERTY

UCSF agrees to communicate in writing and in confidence to Sponsor all patentable inventions which are conceived and reduced to practice by UCSF, in the performance of the Research Program (“Inventions”). Inventorship of Inventions will be determined in accordance to U.S. patent law. Ownership of such Inventions shall vest in the party to whom the inventor has an obligation of assignment.

To the extent UCSF is legally able to do so and subject to UCSF’s obligation to the U.S. government, UCSF shall grant Sponsor (a) a non-exclusive royalty free license for internal research purposes to all of UCSF’s interest to Inventions that are claimed in a patent application filed to cover such Inventions and (b) a time limited first option to negotiate a royalty-bearing license to all of UCSF’s interest to Inventions that are claimed in a patent application filed to cover such Inventions. Sponsor shall advise UCSF within sixty (60) days of disclosure to Sponsor whether or not it wishes to secure a commercial license (“Election Period”). Sponsor shall have ninety (90) days from the date of election to conclude a license or option agreement with UCSF (“Negotiation Period”). If such agreement is not concluded in said period, UCSF shall have no further obligations to Sponsor. UCSF shall have the right, but not the obligation, to file patent applications on Inventions solely owned by UCSF. In the event that it is necessary in the opinion of UCSF to file any patent applications to protect an Invention during the Election Period and/or Negotiation Period, and at the request of Sponsor, UCSF will file such application provided that Sponsor will reimburse patent costs incurred by UCSF during such periods.

Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise any license under any patents, patent applications, or other proprietary interests to any other invention, discovery, or improvement of either party.

8.	EXCHANGE OF MATERIALS

All materials, including progeny and unmodified derivatives, exchanged pursuant to this Agreement shall remain the property of the providing party and shall be used solely for the purposes of the Research Program. Upon termination of this Agreement, the unused portions of such materials will be returned to the providing party or will be disposed of as directed by the providing party in writing.

9.	SUPPLIES AND EQUIPMENT

In the event that UCSF purchases supplies or equipment under the Budget for the Research Program, title to such supplies and equipment shall vest in UCSF.

10.	INDEMNIFICATION

To the extent allowable under applicable laws, UCSF agrees to indemnify, defend and hold harmless Sponsor and its trustees, officers, staff, representatives and agents against all damages, expenses, claims, demands, suits, or other actions arising from UCSF’s conduct of the Research Program, but only in proportion to and to the extent such are caused by or result from the negligent or intentional acts or omissions of UCSF, its officers, agents or employees.

To the extent allowable under applicable laws, Sponsor agrees to indemnify, defend and hold harmless UCSF and its trustees, officers, staff, representatives and agents against all damages, expenses, claims, demands, suits, or other actions arising from the Sponsor’s use of the Data or Inventions, but only in proportion to and to the extent such are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers, agents or employees.

11.	NOTICE

Except for the remittance of payments which are governed by Exhibit B, whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received, if delivered by courier on a business day, on the day delivered, or on the second business day following mailing, if sent by first-class certified or registered mail, postage prepaid, to the following addresses:

UCSF:	University of California, San Francisco Industry Contract Division

Wayne and Gladys Valley Tower

490 Illinois Street, 5th Floor, Campus Box 1209
San Francisco, CA 94143

(for express mail and deliveries use 94158)
industrycontracts@ucsf.edu

With a copy to Principal Investigator:

Thomas Neylan, MD
4150 Clement Street

San Francisco, CA 94121

Thomas.Neylan@ucsf.edu

Sponsor:	Silo Pharma

560 Sylvan Avenue, Suite 3160

Englewood Cliffs, NJ 07632

eric@silopharma.com

12.	TERM AND TERMINATION

This Agreement shall be effective for a period of two years following the Effective Date, and may be extended by written mutual consent of the parties.

This Agreement may be terminated by UCSF or Sponsor at any time upon the giving of thirty (30) days’ prior written notice to the other if either party determines, in its discretion, that the Research Program is no longer academically, technically, or commercially feasible.

In the event that either party shall be in default of any of its obligations under this Agreement and shall fail to remedy such default within thirty (30) days after written notice thereof, the party not in default shall have the option of terminating this Agreement by giving written notice of termination with an immediate effect to the defaulting party.

Termination of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. Furthermore, Sponsor agrees to reimburse UCSF for any non-cancelable obligations incurred by UCSF prior to termination in accordance with the Research Program.

Upon termination or expiration of this Agreement, any provisions herein which are intended to continue and survive such termination or expiration (including without limitation, Sections 4, 5, 6, 7, 10, 13, and 18) shall survive any expiration or termination of this Agreement.

13.	APPLICABLE LAW

This Agreement shall be governed by the laws of the State of California, without regard to the conflict of law principles thereof.

14.	ASSIGNMENT

Neither party will assign its rights or duties under this Agreement to another without the prior express written consent of the other party; provided, however, that Company may assign this Agreement to a successor in ownership of all or substantially all its business assets in the field to which this Agreement relates. Such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment will be null and void.

15.	ENTIRE AGREEMENT

This Agreement, together with any attachments hereto, represents the entire understanding of the Parties and supersedes any prior or contemporaneous agreements or understandings between Principal Investigator and/or UCSF with Sponsor with respect to the subject matter hereof. Furthermore, no modification, supplement, or new agreement may be executed, prior to the expiration of this Agreement, between Principal Investigator and/or UCSF with Sponsor with respect to the subject matter hereof, without formal written amendment to this Agreement, signed by all Parties. To the extent that terms or provisions of this Agreement conflict with the terms and provisions of the Research Program, the terms and provisions of the Research Program will control as to technical research and scientific matters and the terms and provisions of this Agreement will control as to all other matters, and unless expressly agreed otherwise in writing between the parties.

16.	INDEPENDENT CONTRACTOR

The relationship of Sponsor and UCSF is that of independent contractors, and neither party shall hold itself out to third parties as purporting to act on behalf of, or serving as agent of, the other party.

17.	SEVERABILITY

If any one or more of the provisions contained in this Agreement shall be held invalid, illegal, or unenforceable for any reason or in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such provision had never been contained herein.

18.	FORCE MAJEURE

The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, war, riot, terrorism, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lock-outs or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties’ respective obligations hereunder shall resume.

19.	COUNTERPARTS

This Agreement may be executed in one or more counterparts. Delivery of an executed counterpart of this Agreement by facsimile or a .pdf data file or other scanned executed counterpart by email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Each duplicate and counterpart shall be equally admissible in evidence, and each shall fully bind each party who has executed it. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties agree they will have no rights to challenge the use or authenticity of this document based solely on the absence of an original signature.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first set forth above.

Agreed and Accepted By:

SILO PHARMA (“SPONSOR”):

By:	/s/ Eric Weisblum
Name:	Eric Weisblum
Title:	CEO

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“UCSF”):

By:	/s/ Taleen Kadamian
Name:	Taleen Kadamian
Title:	Industry Contracts Officer

EXHIBIT A

RESEARCH PROGRAM

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EXHIBIT B

BUDGET

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